Exhibit 99.2

Email from Graham Love to employees

Subject: QinetiQ acquisition of Analex Corporation

In the small hours of Saturday morning we signed a definitive merger agreement to acquire the US company Analex Corporation. I was keen to advise you of this news as soon as possible, which is why I have issued this message over the weekend.

This agreement continues the execution of our strategy to grow our North American operations, which as you know is an important aim for our business. Under the terms of the agreement, QinetiQ will offer to acquire all of the outstanding shares of Analex for $3.70 per share, or an aggregate equity price of approximately $173m.

Analex is a US public listed company. Holders of approximately 58.8 per cent of the fully diluted equity of Analex have agreed to tender their shares in the offer and to vote in favour of the definitive merger agreement and against any other transactions, subject to the provisions of the agreement.

Headquartered in Fairfax, Virginia, with 11 locations around the US, Analex is a leading provider of high technology professional services and solutions, principally to the US Government and its agencies. Analex specialises in providing innovative information technology, aerospace engineering and security and intelligence support services for defence, intelligence and space programmes.

Analex will offer us new customers and contract opportunities as well as broadening the range of service offerings to the existing customer base of the Group. Principal customers include the US Missile Defense Agency (MDA), US Army, Us Navy, DARPA, and NASA. Analex is also well positioned with intelligence customers, some of which it has worked with for more than 20 years.

Analex employs approximately 1,100 people, most of whom have security clearances. The addition of this skilled workforce with security clearances will significantly enhance our operational capabilities in North America. Approximately 70 per cent of Analex personnel work on customer sites and roughly half of its workforce is located in the Washington, D.C. area.

Analex had revenues of $150.3m for the 12 months ended 30 September 2006, EBITDA of $14.5m, and profit before amortisation of acquired intangible assets, interest and tax of $13.6m. At 30 September 2006 the business had gross assets of $123.1m and a total contract backlog of $413.0m, of which $56.0m was funded. Approximately 80 per cent of its revenue is derived from prime contracts, with a broad mix by contract types (60:40 firm fixed price/time and materials versus cost reimbursement).

Subject to the receipt of necessary regulatory approvals, our intention is to complete the acquisition by the end of March 2007. Analex promises to be an excellent addition to the QinetiQ North America business providing important new customer relationships within the US security agencies, the Department of Defense and NASA as well as broadening our existing service offerings.

Analex will further enhance our position in the US giving us ability to bid for a wider range of significant opportunities in the defence and security market place in North America.

Best wishes,

Graham

Legal Statements

A TENDER OFFER FOR THE OUTSTANDING SHARES OF ANALEX CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF ANALEX CORPORATION SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF ANALEX CORPORATION CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF ANALEX CORPORATION MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING ANALEX CORPORATION WHEN THE DOCUMENTS BECOME AVAILABLE.

Forward-Looking Statements

This press release, including any information included or incorporated by reference in this press release, contains “forward-looking statements” concerning QinetiQ Group plc, QinetiQ North America Operations, LLC and Analex Corporation. These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies’ businesses during the period between now and the closing of the acquisition; the ability to retain key management and technical personnel of Analex and other risks described in Analex’s report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005. Analex and QinetiQ are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.